SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.          )

 Filed by the Registrant [X]
 Filed by a Party other than the Registrant [ ]

 Check the appropriate box:
 |_| Preliminary Proxy Statement         |_|   Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
 [X] Definitive Proxy Statement
 |_| Definitive Additional Materials
 |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Aviation General, Incorporated
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment  of Filing Fee (Check the appropriate box): [X] No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         (4) Proposed maximum aggregate value of transaction:


         (5) Total fee paid:


         |_| Fee paid previously with preliminary materials:


         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:


         (2) Form, Schedule or Registration Statement No.:


         (3) Filing Party:


         (4) Date Filed:

                         AVIATION GENERAL, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 5, 2001


         The 2001 Annual Meeting of the Shareholders of Aviation General, Incorporated, a Delaware corporation (the "Company"), will be held on Tuesday, June 5, 2001 at 2:00 p.m. local time at 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. for the following purposes:

1.   To elect a Board of four Directors.

2. To approve an amendment to the Company's 1993 Stock Option Plan that would increase the number of shares of common stock reserved for issuance there under.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         These items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on April 20, 2001 are entitled to notice of and to vote at the meeting.

         A majority of the Company's outstanding shares must be represented at the meeting (in person or by proxy) to transact business. To assure proper representation at the meeting, please mark, sign, and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke such proxy either before or at the meeting.

                                      Nassima Briggs
                                      Secretary


Dated: May 4, 2001


IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                         AVIATION GENERAL, INCORPORATED

                                 PROXY STATEMENT


                 INFORMATION CONCERNING SOLICITATION AND VOTING


         The enclosed proxy is solicited on behalf of the Board of Directors of Aviation General, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held Tuesday, June 5, 2001 at 2:00 p.m. local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. The Company's principal offices are located at 7200 Northwest 63rd Street, Hangar Eight, Wiley Post Airport, Bethany, Oklahoma 73008, and its telephone number is (405) 440-2255. These proxy solicitation materials will be mailed to shareholders on or about May 4, 2001.

         Shareholders of record at the close of business on April 20, 2001 are entitled to notice of, and to vote at, the Annual Meeting. On April 20, 2001, 6,279,330 shares of the Company's Common Stock were issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote.


Votes Required for Approval

         The four nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected.

         The amendment to the 1993 Stock Option Plan and all other matters will be approved if a majority of the votes cast at the meeting in person or by proxy favors the action. Abstentions and broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the matters to be voted on at the Annual Meeting.

         Any person may revoke a proxy at any time before its use by delivering to the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

         The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or otherwise.


Deadline for Receipt of Shareholder Proposals for 2002 Annual Meeting

         Proposals of shareholders, which are intended to be presented by such shareholders at the Company's 2002 Annual Meeting, must be received by the Company no later than January 4, 2002.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of April 17, 2001 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) any person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each director and each nominee for director to the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors of the Company as a group.

Name                                                    Number of Shares           Percent of Total
-------------------------------------------------------------------------------------------------------
Wirt D. Walker, III (1)(3)                            674,479                  10.7%

Mishal Yousef Saud Al Sabah (2)(3)                    296,938                  4.7%

N. Gene Criss (3)                                     243,333                  3.9%

Matthew J. Goodman (3)                                53,379                   *

Dean N. Thomas (3)                                    51,000                   *

Stephen R. Buren (3)                                  44,767                   *

Carl R. Gull, III (3)                                 14,333                   *

Ronald F. Thomason (3)                                12,167                   *

All Officers and Directors                            1,390,396                22.1%
as a Group (8 persons) (4)

---------------------
o        Less than one percent


     (1) Includes 30,000 shares owned by a trust for Mr. Walker's son and 125,000 shares owned by a trust for Mr. Walker's mother, both of which Mr. Walker is the trustee. Does not include shares Mr. Walker may be deemed to own beneficially by virtue of his membership in the KuwAm Group.

     (2) Includes 191,000 owned by Fifth Floor Company of which Mr. Al Sabah is a principal. Does not include shares Mr. Al Sabah may be deemed to own beneficially by virtue of his membership in the KuwAm Group.

     (3) Includes shares issuable upon exercise of options that are exercisable within 60 days, as follows: Mr. Walker, 170,000 shares; Mr. Al Sabah, 60,000 shares; Mr. Criss, 243,333 shares; Mr. Thomas, 50,000 shares; Mr. Buren, 39,167 shares; Mr. Gull 14,333; Mr. Thomason 11,667 shares; and Mr. Goodman, 34,579 shares.

     (4) At April 17, 2001, executive officers and directors of the Company as a group (8 persons) held options to purchase an aggregate of 1,465,000 shares of Common Stock, representing approximately 61.2% of outstanding options at that date. The numbers set forth in this table include an aggregate of 523,333 shares, which are currently exercisable within 60 days of such date.








                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

Nominees

         A board of four directors is to be elected at the Annual Meeting. Unless marked to the contrary, all properly signed and returned proxies will be voted for the election of management's four nominees named below, all of whom are presently directors of the Company. If any nominee is unable or, for good cause, declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

         The following sets forth certain information regarding each of the nominees for election as director:

         Wirt D. Walker, III, age 55, has served as a director of the Company from September 1989 to February 1991, as Chairman of the Board of Directors since May 1991 and as Chief Executive Officer since June 1998. Mr. Walker previously served as the Company's Chief Executive Officer from May 1991 to August 1991 and from December 1992 to May 1995. Since 1982, Mr. Walker has served as a director and the Managing Director of KuwAm Corporation, a private investment firm. He is the Chairman and Chief Executive Officer of STRATESEC Incorporated, a publicly traded company that provides technology-based security solutions for medium and large commercial and government facilities.

         N. Gene Criss, age 58, served as President and Chief Executive Officer of the Company from May 1995 to June 1998. Mr. Criss served as President and Chief Operating Officer from December 1994 to May 1995, as Executive Vice President and Chief Operating Officer from November 1992 to December 1994 and as a director since August 1993. He served as Vice President, Manufacturing at American General Aircraft Company, a manufacturer of light single engine general aviation aircraft, from July 1992 to November 1992. Prior to July 1992, Mr. Criss held a variety of positions of increasing responsibility during a twenty-two year career at Piper Aircraft Corporation, including service as Director of Materials and Manufacturing Support from 1982 to June 1992. During his tenure with Piper Aircraft Corporation, Mr. Criss was responsible for corporate scheduling, production and material control, inventory control and engineering administration.

         Stephen R. Buren, age 57, served as Chief Financial Officer of the Company from May 1991 to March 2000, and served as Vice President, Finance and Treasurer of the Company from 1990 to 1991. Mr. Buren has served as a director of the Company since April 2000. He was Vice President, Finance and Treasurer of Mycro-Tek, Inc. from 1987 to 1990, and was Vice President, Finance of Health Technologies, Inc. from 1986 to 1987. From 1974 to 1986 he held division and corporate controllership positions at Cessna Aircraft Company.

         John H. deHavilland, age 50, has served as a director of the Company as well as President/CEO of its wholly owned subsidiary, Strategic Jet Services, since September 2000. He has twenty-two years of industry experience, most recently as President of deHavilland Aircraft, Incorporated from 1996 to 2000. DeHavilland Aircraft specialized in the purchase, refurbishment and brokerage of jet aircraft. From 1980 to 1996, he held several positions with British Aerospace, including Director of Sales and Marketing for the Turbo Prop Asset Management Division, Program Director and Market Development Director for the Corporate Jets Division, and Regional Marketing Manager for British Aerospace PLC Corporate Jets Division. His tenure at British Aerospace was interrupted from 1984 to 1987, during which Mr. deHavilland held the position of Managing Director/Head of Marketing at A.R.A.V.C.O Ltd in London.

Director Compensation

         Directors are paid an annual fee of $20,000, payable in equal quarterly installments, for services as a director. Such fees are prorated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings, other than reimbursement of travel and lodging expenses.

         The 1993 Stock Option Plan provides for the automatic annual grant of a stock option to purchase 20,000 shares of Common Stock to each eligible non-employee and employee director of the Company; non-employee directors will automatically receive a non-statutory stock option and employee directors will automatically receive an incentive stock option. The 2000 annual automatic options were granted to each of the six directors on December 18, 2000.


Board Meetings and Committees

         The Board of Directors held a total of four meetings during the fiscal year ended December 31, 2000. The Board has two committees: the Audit Committee and the Compensation Committee.

         The Audit Committee, comprised of Messrs. Criss and Buren, recommends the selection of the Company's independent accountants and approves the scope of the audit to be conducted. The Committee is primarily responsible for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. The Audit Committee held one meeting during fiscal 2000.

         The Compensation Committee recommends the amount and type of compensation to be paid to the Company's executive officers, reviews the performance of the Company's key employees, and administers and determines distributions under the Company's Profit Sharing Plan. The Compensation Committee will also determine the number of shares, if any, to be granted each employee under such plan and the terms of such grants. The Compensation Committee held one meeting during fiscal 2000.

         No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 2000 or of all meetings of any committee upon which such director served during fiscal 2000.


Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is comprised of Messrs. Buren and Criss.

         Neither Messrs. Criss nor Buren is currently an officer or employee of the Company. They are not eligible to participate in the Company's Profit Sharing Plan. Both receive compensation for services as a director (See "Director Compensation"), and Mr. Criss receives compensation under a consulting agreement with the Company. Mr. Criss served as President and Chief Executive Officer of the Company from May 1995 to June 1998. Mr. Buren served as Chief Financial Officer from 1991 to 2000.

Other Officers

         Ronald F. Thomason, age 34, succeeded Mr. Buren as Chief Financial Officer and Vice President, Finance of the Company on April 1, 2000. He held various positions at Wood Group ESP, Inc., a manufacturing and service company, from 1995 to 2000, most recently as Controller - North American Operations. From 1990 to 1995, he held audit and staff positions with Price Waterhouse and Kerr-McGee Corporation.

         Carl R. Gull, age 48, has served as Vice President of Product Support since July 2000. He joined Commander in November 1998 as Vice President of Customer Relations and Training. He was manager of Support Services of Oklahoma State University from 1995 to 1998. From 1975 to 1995 he served in the U.S. Navy as Naval Aviator, where he achieved the rank of Commander. An F-14 Top-Gun Instructor Pilot, he held various positions including Staff Officer, Squadron Safety Officer, Squadron Maintenance Officer, Squadron Administrative Officer, and Assistant Air Operations Officer.

         Matthew J. Goodman, age 49, has served as Senior Vice-President Marketing and Sales of Commander Aircraft Company since December 2000. Mr. Goodman joined Commander Aircraft Company in 1989 as Aircraft Sales Manager. He subsequently was promoted to the position of Vice-President Marketing, and later to Vice-President, Marketing and Sales of the company's General Aviation Services Division. Prior to joining Commander Aircraft Company, he was Vice-President Sales of Kenosha Aero Service, a full line Cessna dealership and FBO, and served in various aircraft sales management positions since 1978.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

         The following table shows certain information concerning the compensation of each of the Company's executive officers for services rendered in all capacities to the Company for the fiscal years ended 2000, 1999, and 1998.


                                                                                                   Long-term
                                                           Annual Compensation                    Compensation
                                                                                                   Securities
                                                                                                   Underlying
                                                                                  Other Annual   Options Awarded
                                                                                  compensation     (in shares)
                                                  Year    Salary (1)     Bonus        (2)
                                                 -------------------------------------------------------------
Wirt D. Walker, III                               2000      $129,807       --       $ 20,000        85,000
  Chairman and Chief Executive                    1999      $80,000        --       $ 20,000        145,000
  Officer                                         1998      $36,923        --       $ 20,000        95,000

Dean N. Thomas(3)                                 2000      $100,000   $32,779         --           92,500
  Senior Vice President - Sales and               1999      $75,000    $51,881         --           50,000
  Marketing                                       1998      $73,654    $39,361         --           20,000

Matthew J. Goodman                                2000      $50,000    $96,927         --           27,700
  Senior Vice President, Marketing &              1999      $40,000    $157,296        --           45,500
  Sales                                           1998      $40,000    $138,881        --           11,800


-------------------------

     (1)  Salary  and  bonus  payments   include   voluntary   salary  reduction
          contributions to the Company's 401(k) Savings Plan.

     (2)  Amounts paid as director fees unless otherwise indicated.

     (3) The late Mr. Thomas Served as President and CEO of the Company's wholly owned subsidiary, Commander Aircraft Company, until his passing on December 4, 2000.





Option Grants in Last Fiscal Year

         The Committee approved the following stock option grants for the executive officers during fiscal year 2000.

                                                                                             Potential Realizable
                                                                                               Value of Assumed
                                   Number of     Percent of                                    Annual Rates of
                                   Securities   Total Options                                    Stock Price
                                   Underlying    Granted to                                    Appreciation for
                                    Options     Employees in     Exercise    Expiration          Option Term
Name                              Granted (1)    Fiscal Year      Price         Date           5%           10%
----------------------------------------------------------------------------------------------------------------------
Wirt D. Walker, III . . . . . .  30,000                 2%    $    2.00       3/24/2003    $  9,458     $  19,860
                                 30,000                 2%    $    2.50      10/11/2003    $ 11,822     $  24,825
                                  5,000                 0%    $    2.50      10/11/2003    $  1,970     $   4,138
                                 20,000                 2%    $    1.38      12/20/2004    $  7,598     $  16,789
                                 ------------------------------
                                 85,000                 7%
Dean N. Thomas . . . . . . . . . 20,000                 2%    $    2.00       3/24/2003    $  6,305     $  13,240
                                 50,000                 4%    $    2.50      10/11/2003    $ 19,730     $  41,375
                                  2,000                 0%    $    2.50      10/11/2003    $    985     $   2,069
                                 20,000                 2%    $    1.50       1/18/2004    $  4,729     $   9,930
                                 ------------------------------
                                 92,700                 7%

------------------------
(1) Each option is non-transferable; vests as to 33% of the shares covered by such option over three years, commencing on the first anniversary of the date of issuance; is canceled prior to vesting in the event the holder either resigns from the Company or is terminated for justifiable cause; and is void after the date listed under the heading "Expiration Date." The exercise price of the stock subject to options was equal to the market value on the date of grant. The number of shares to be issued upon exercise of each option is subject to adjustment subsequent to any stock dividend, split-up, re-capitalization or certain other transactions.

         During 2000, Messrs. Walker, Al Sabah, Thomas, Buren, deHavilland, and Criss, directors of the Company were each granted an option to purchase 20,000 shares of Common Stock pursuant to the 1993 Stock Option Plan.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and holders of more than ten percent of the Company's Common Stock to file reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 2000, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16 (a) filing requirements.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table shows the number of shares of Common Stock acquired by the executive officers upon the exercise of stock options during fiscal 2000, the net value realized at exercise, the number of shares of Common Stock represented by outstanding stock options held by each executive officer as of December 31, 2000 and the value of such options based on the closing price of the Company's Common Stock on December 31, 2000, which was $1.25.

                                                                                        Value of Unexercised
                                                            Number of Securities            In-the-Money
                           Number of                       Underlying Unexercised              Options
                        Shares Acquired       Value       Options at FY End (#)(1)          at FY End(2)
                                                          --------------------------  --------------------------
Name                    on Exercise (#)     Realized      Exercisable/Unexercisable   Exercisable/Unexercisable
                                               ($)
----------------       -----------------  ------------   --------------------------  ---------------------------
Wirt D. Walker, III...         -                -             151,500 / 213,500               $ - / $ -

Dean N. Thomas........         -                -              29,900 / 132,600               $ - / $ -


(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1995 through 2000 and are exercisable on various dates beginning in 2001 and expiring in 2006.

(2) Represents the difference between the exercise price and $1.25, which was the December 31, 2000 closing price. Stock option exercise prices range from $1.38 to $2.75.


                          BOARD AUDIT COMMITTEE REPORT

         Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the Company's financial reporting process on behalf of the Board of Directors. A copy of the charter is included in Appendix A to this proxy statement.

         Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

         In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company's independent accountants, Grant Thornton, LLP. That firm has discussed with the Committee and provided written disclosures on (1) that firm's independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards.

         The Committee reviewed with the Vice President, Finance and the independent accountants the overall scope and specific plans for the respective audits as well as the results of their examinations, their evaluation of the Company's internal controls, and the overall quality of Aviation General's accounting and financial reporting.

         Following these actions, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.


Auditor Fees.

         The fees billed to the Company by Grant Thornton, LLP for fiscal year 2000 were as follows:

         Audit fees. Grant Thornton's fee for its audit of the Company's annual financial statements and its review of the Company's quarterly financial statements was $36,330, of which $23,355 was billed in fiscal year 2000.

         Other fees. Grant Thornton billed the Company a total of $475 for services rendered that are not described above.

         The Committee has considered whether the provision of the services included in the category "other fees" is compatible with maintaining Grant Thornton's independence.

         None of the current Directors who serve on the Audit Committee are "Independent" for purposes of the NASDAQ listing standards. Mr. Criss receives $65,000 in compensation under a consulting agreement with the Company, which is higher than the $60,000 limit set by the NASDAQ listing standard for independence. Mr. Buren served as Chief Financial Officer of the Company until 2000. The NASDAQ listing standards provide that a Director who was an employee of the Company is not considered "Independent" until three years following the termination of such employment. The Company is attempting to recruit additional independent directors to comply with the NASDAQ listing standards by June 14, 2001.

                                            THE AUDIT COMMITTEE
                                            N. Gene Criss
                                            Stephen R. Buren

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed of N. Gene Criss and Stephen R. Buren. The Committee is charged with the responsibility for reviewing the performance and approving the compensation of key executives and for establishing general compensation policies and standards for reviewing management performance. The Committee also reviews both corporate and key executive performance in light of established criteria and goals and approves individual key executive compensation.


Compensation Philosophy

         The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive with similarly sized companies and to create incentives for excellent performance by providing executives with the opportunity to earn additional remuneration linked to the Company's profitability. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations and to create value for stockholders. It is also the Company's policy to encourage share ownership by executive officers and non-employee directors through the grant of stock options.


Components of Compensation

         The compensation package of the Company's executive officers consists of base annual salary, participation in the Company's Profit Sharing Plan and stock option grants.

         At executive levels, base salaries are reviewed but not necessarily increased annually. Base salaries are fixed at levels slightly below competitive amounts paid to individuals with comparable qualifications, experience and responsibilities engaged in similar businesses as the Company, based on the experience of the Committee members, directors and employees of the Company within the aviation industry.

         The Company has adopted a Profit Sharing Plan, which is intended to advance the interests of the Company by providing eligible employees with an annual incentive to increase the productivity of the Company. Unless the Board of Directors determines otherwise prior to the end of a fiscal year, the Profit Sharing Plan provides for payment to selected employees of an aggregate of 10% of the consolidated pre-tax profits of the Company for the fiscal year. The Compensation Committee administers the Profit Sharing Plan and selects the employees who will receive profit sharing awards. Profit sharing awards are based upon an employee's salary, level of responsibility and attainment of performance goals and objectives. Profit sharing awards are paid as soon as practicable following the end of the fiscal year.

         The Company uses stock options both to reward past performance and to motivate future performance, especially long-term performance. The Committee believes that through the use of stock options, executive interests are directly tied to enhancing shareholder value. Stock options are granted at fair market value as of the date of grant and generally have a term of three to five years. The options vest 33% per year, beginning on the first anniversary date of the grant. The stock options provide value to the recipients only when the market price of the Company's Common Stock increases above the option grant price and only as the shares vest and become exercisable.

         Section 162(m) of the Internal Revenue Code, which provides for a $1,000,000 limit on the deductibility of compensation, presently is not applicable to the Company. The Committee will review its policy with respect to
Section 162(m) when and if the section is applicable in the future.



Compensation of Chief Executive Officer

         The Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy set forth above. The Committee's approach in setting the Chief Executive Officer's base compensation, as with that of the Company's other executives, is to be competitive with other companies within the industry, taking into consideration company size, operating conditions and compensation philosophy and performance. Mr. Walker's base salary was increased during fiscal 2000 to an annual salary of $150,000. Mr. Walker's fiscal 2000 incentive compensation was earned under the same performance criteria that were described previously in this report. He was granted options to purchase a total of 85,000 shares of the Company's common stock during fiscal 2000, of which 20,000 shares represents the automatic grant to directors.

                                                THE COMPENSATION COMMITTEE
                                                N. Gene Criss
                                                Stephen R. Buren

                                  PROPOSAL TWO

                       AMENDMENT OF 1993 STOCK OPTION PLAN


Introduction

         The Board of Directors of the Company has unanimously approved a resolution, subject to shareholder approval, approving an amendment to the Company's 1993 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued pursuant to stock options granted there under by 750,000 shares. Before giving effect to the proposed amendment, 151,166 shares of Common Stock remain available for issuance pursuant to the Plan.

         The Board of Directors recommends that shareholders vote for the amendment of the Plan. The Board believes the Plan provides a means for key employees and directors upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business to increase their personal ownership interest in the Company. It is believed that such incentive awards will further the identification of directors' and key employees' interests with those of the Company. No determination has been made as to the amount of options to be granted to any individual.

         A summary of the Company's 1993 Stock Option Plan follows.


Eligibility

         All employees of the Company or any parent or subsidiary of the Company whom the Committee determines to be key employees are eligible to receive stock options under the Plan. The Company estimates that it currently has approximately fifteen such employees (three of whom are officers).

         The Plan also provides that both employee directors and non-employee directors are eligible for automatic grants of options. A non-employee director is eligible to receive an option under the Plan if such director is not otherwise an employee of the Company or any subsidiary and was not an employee of the Company or subsidiary for a period of at least one year before the date of grant of an option under the Plan. Three members of the Board presently qualify for the automatic grant of options under the Plan.

Administration

         The Plan will be administered by the Compensation Committee, which is comprised of at least two directors of the Company who are not eligible for discretionary grants of options under the Plan or any similar plan of the Company. In addition to having general supervisory and interpretive authority over the Plan, the Committee determines, upon the recommendation of management and subject to the terms and limits of the Plan, the employees, if any, to whom options will be granted, the time at which options are to be granted, the number of shares to be subject to each option, and the terms and conditions of exercise of options.

Award of Stock Options

         Employees. Options to purchase shares of Common Stock granted to employees under the Plan may be incentive stock options or non-statutory stock options. Incentive stock options qualify for favorable income tax treatment under Code Section 422, while non-statutory stock options do not. The exercise price of shares of Common Stock covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. The option price of Common Stock covered by a non-statutory stock option granted to an employee may not be less than 85% of the fair market value of the Common Stock on the date of grant.

         An incentive stock option shall be exercisable in any calendar year only to the extent that the aggregate fair market value (determined at the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000.

         Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for incentive stock options shall in all events not be more liberal than certain restrictions set forth in the Plan.

         Directors. Each eligible non-employee director and employee director of the Company on the effective date of the Plan, and subsequently on each anniversary of the effective date of the Plan, automatically will receive an option to purchase 20,000 shares of Common Stock. Eligible directors may receive multiple annual automatic grants of options pursuant to the terms of the Plan.

         The terms and conditions that apply to each such automatic grant shall be as follows: (a) the exercise price per share of Common Stock covered by each such option shall be equal to the fair market value on the date of grant; (b) the option by its term shall expire five years after the date of grant; (c) each option shall be exercisable ratably over three years in increments of 33 1/3% per year commencing on the first anniversary of the date of grant; (d) the option may be exercised by one of the methods described in "Exercise of Options"; and (e) all other terms and conditions applicable to the holding and exercise of the option shall conform to the Company's then current form of option agreement to the extent not inconsistent with the terms of the Plan applicable to incentive stock options.


General

         If a stock option is canceled, terminates or lapses unexercised, any un-issued shares allocable to such option may be subjected again to an option. The Committee is expressly authorized to make an award to a Plan Participant (other than a non-employee director) conditioned upon the surrender for cancellation of an existing stock option.

         Adjustments will be made in the number of shares which may be issued under the Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or options for the purchase of Company Common Stock or preferred stock.

Exercise of Options

         Generally, an option may only be exercised by payment of the full purchase price in cash. If the option so provides, the option may be exercised by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. An option may be exercisable on or after the date of grant.

Transferability of Stock Options

         No option may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or the participant's guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the participant's rights under the Plan.

Amendment of the Plan and Stock Options

         The Board of Directors may amend the Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the Plan, or (iii) materially modify the requirements of eligibility for participation in the Plan. Stock options granted under the Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

Federal Income Tax Consequences

         An employee or director will not incur federal income tax when he or she is granted a stock option.

         Upon exercise of a non-statutory stock option, an employee or director generally will recognize ordinary income (which in the case of an employee is subject to income tax withholding by the Company) equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax. Non-employee directors are not granted incentive stock options under the Plan.

         The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of non-statutory options or the sale or other impermissible disposition of an incentive stock option before the applicable holding period has expired.

         Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements as to employees; however, tax legislation, enacted August 10, 1993, generally imposes a $1,000,000 limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of its chief executive officer and its four most highly paid officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director requirements are satisfied. Because of certain interpretational issues under the statutory provisions, and in the absence of Internal Revenue Service regulations, there can be no assurance that any of the options granted under the Plan will qualify for this exception. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.

Vote Required

         Approval of the proposal to amend the Plan requires the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting.

         The Board of Directors recommends that you vote "FOR" the proposal to amend the 1993 Stock Option Plan.


                                PERFORMANCE GRAPH


         The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five year shareholder returns on an indexed basis with (i) a broad equity market index and (ii) either an industry index or peer group. The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market-US Index and the Standard & Poor's Aerospace/Defense Industry Index. Total return for the purpose of this graph assumes reinvestment of all dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.


                                  12/95          12/96            12/97              12/98           12/99            12/00
Aviation General, Incorporated     100.0          55.17            65.52             82.76           37.93             34.48
NASDAQ Stock Market (U.S.)         100.0         123.04           150.69            212.51          394.94            237.68
S&P Aerospace/Defense              100.0         133.76           137.61            105.49          102.77            162.02

                              CERTAIN TRANSACTIONS

         The Company extends financing for aircraft and spare parts sold either to Mishal Yousef Al Sabah, a director of the Company, or to Commander International, a Commander Authorized Sales and Service Representative that is owned by Mr. Al Sabah, under a line of credit of $5,000,000. All outstanding advances under this line of credit and accrued interest thereon are due on June 30, 2001. The line of credit bears interest at 1% over the Morgan Guaranty of New York prime rate (10.5% at December 31, 2000), payable monthly, in arrears. During 2000, the maximum balance on the line of credit was $1,736,552. Commander International made principle payments of $207,000 and interest payments of $168,000.

         During 2000, the Company purchased 68,000 shares of STRATESEC Common Stock in the open market at an average price of $1.67.

         In March 1999 the Company's Board of Directors authorized the purchase of up to 1,000,000 shares of the Company's common stock. The Company purchased a total of 636,334 shares of its common stock from the majority stockholder of the Company at an average price of $1.45 per share pursuant to this authorization. In March 2000, the Company's Board of Directors authorized the additional purchase of up to 2,000,000 shares of the Company's common stock, of which 80,000 shares have been purchased to date from the Company's majority stockholder at an average price of $3.38 per share.

INDEPENDENT AUDITORS

         The Board of Directors has approved a resolution retaining Grant Thornton LLP as its independent auditors for fiscal 2001.

         A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.



                                              Nassima Briggs
                                              Secretary
Dated: May 4, 2001

                       AVIATION GENERAL INCORPORATED
                           AUDIT COMMITTEE CHARTER


Organization


There shall be a committee of the board of directors (the "Board") to be known as the audit committee (the "Committee") of Aviation General Incorporated (the "Corporation"). The Committee shall be composed of not less than three directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member. An "independent director" means a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a) a director who is or has been employed by the Corporation or any of its affiliates for the current year or any of the past three years;

(b) a director who has accepted any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

(d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(e) a director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

All members of the Committee shall be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or have finance experience or professional certification in accounting, or have other comparable experience or background. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

Under exceptional and limited circumstances, one non-independent director may serve on the Committee, provided that the Board determines it to be in the best interests of the Corporation and its shareholders, and the Board discloses the reasons for the determination in the Corporation's next annual proxy statement. Current employees or officers, or their immediate family members are not able to serve on the Committee under this exception.

Statement of Policy

The Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation. Moreover, it is the responsibility of the Committee to maintain the outside auditor's accountability to the Board and the Committee, and to ensure the independence of the outside auditor.

Responsibilities

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:


(a) Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries.

(b) Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

(c) Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review company policy statements to determine their adherence to the code of conduct.

(d) Review the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

(e) Receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanation for any deviations from the original plan.

(f) Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

(g) Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

(h) Review accounting and financial human resources and succession planning within the Corporation.

(i) Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the Board.

(j) Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that its appropriate.

(k) Ensure the receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the company, and actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

(l) Maintain the outside auditor's ultimate accountability to the Board and the Committee, as representatives of the shareholders, and the ultimate authority and responsibility of the Board and the Committee to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

Implementation

The Board of the Corporation shall adopt this charter and certify with Nasdaq that such adoption has occurred by June 14, 2000. The Board of the Corporation shall be in full compliance with the composition requirements of this charter and shall certify such full compliance with Nasdaq by June 14, 2001.

                       AVIATION GENERAL, INCORPORATED
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2001

         The undersigned, having received the Annual Report to the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated May 4, 2001 hereby appoints Wirt D. Walker, III, Nassima Briggs and each of them, proxies with full power of authorization, and hereby authorizes them to represent and vote the shares of Common Stock of AVIATION GENERAL, INCORPORATED (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 5, 2001 at 2:00 p.m. local time, and any adjournment thereof, and especially to vote

1.PROPOSAL ONE -- ELECTION OF DIRECTORS           WITHHOLD AUTHORITY
  FOR all nominees listed below           to vote for all nominees listed below

     Wirt D. Walker, III, N. Gene Criss, Stephen R. Buren, John H deHavilland To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.


    ------------------------------------------------------------------------

2. PROPOSAL TWO -- To consider and vote upon the proposal to amend the Company's 1993 Stock Option Plan.


                          FOR       AGAINST            ABSTAIN

3. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.


ON REVERSE SIDE


         In the ballot provided for that purpose, if you specify a choice as the action to be taken, this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR Proposal One and Two as described in the Proxy Statement.

         Any proxy or proxies previously given for the meeting are revoked.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                 Dated:__________________________________, 2001


---------------------------------------------
              (Signature)


---------------------------------------------
        (Signature if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title of each. If a corporation, please sign in full corporate name by president or other authorized office. If a partnership, please sign in partnership name by authorized person.